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Exhibit 10.29

February 5, 2004

Jim Contardi

610 Boardwalk Avenue

Southlake, Texas 76092

Re: Severance Agreement

Dear Jim,

We appreciate you agreeing to continue in your role as President EMEA Region through July 2005. In consideration for this, i2 is extending to you this Severance Agreement, which will provide you with the following benefits:

1.	In the event that your employment is terminated before July 2005 other than (x) for Cause as defined below or (y) as a result of your voluntary resignation, you will be entitled to receive a severance payment of six (6) months of base salary and a lump sum payment of $20,000 for benefits reimbursement in consideration for a Release and Waiver of Claims (in a form acceptable to i2) against i2 and any successor company assuming this Agreement. These payments will be subject to typical withholdings.

2.	In the event that your employment is terminated before July 2005 other than (x) for Cause as defined below or (y) as a result of your voluntary resignation, i2 has agreed to relocate you (and/or your family, as applicable) back to the United States in accordance with i2’s current expatriate relocation policy.

3.	This Severance Agreement expires on the earlier to occur of (x) July 15, 2005 and (y) your relocation by i2 to the United States.

4.	This package is exclusive and is not offered in conjunction with any other severance packages, or benefits. The package will be binding on any successor or acquiring company of i2.

For purposes of this Severance Agreement, you will not be deemed to have been terminated if your manager, job assignment, duties and/or title having been changed so long as your compensation has not been materially reduced as a direct result of such change.

For purposes of this Severance Agreement, the term “Cause” means (i) termination based on your conviction or plea of “guilty” or “no contest” to any crime constituting a felony in the jurisdiction in which committed, any crime involving moral turpitude (whether or not a felony), or any other violation of criminal law involving dishonesty or willful misconduct that materially injures i2 (whether or not a felony); (ii) your substance abuse that in any manner interferes with the performance of your duties; (iii) your failure or refusal to perform your duties at all or in an acceptable manner, or to follow the lawful and proper directives of your manager; (iv) your breach of the i2’s Confidentiality, Proprietary Information and Inventions Agreement (“NDA”); (v) misconduct by you that discredits or damages i2; (vi) termination based upon your inability to perform due to your death or disability; (vii) your indictment for a felony violation of the federal securities laws; or (viii) your chronic absence from work for reasons other than medically validated illness.

We acknowledge that you will continue to be eligible for benefits provided under i2’s International Assignment Tax Equalization Policy (“TEQ Policy”), provided you comply with the terms outlined therein, including but not limited to using the designated i2 tax consulting provider, providing all information required to prepare all associated tax returns and equalizations in a timely manner and fulfilling your tax payment obligations in accordance with the Host Country tax laws and i2’s TEQ Policy.

You hereby confirm your agreement and compliance with the terms of your other agreements with i2, including without limitation the NDA and your stock option agreements with i2, none of which are superceded by this Severance Agreement.

Nothing in this letter constitutes a commitment of employment for a definite period of time. The parties hereby acknowledge that your employment may be terminated with or without notice at any time by either you or i2, with or without cause.

This letter expires on February 20, 2004 unless it is signed by you on or prior to such date.

Sincerely,

/s/ Adrianne Court

Adrianne Court
Senior Vice President, Human Resources

Accepted:	/s/ James N. (Jim) Contardi

Jim Contardi

Date: 05 Feb 2004